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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                 SCHEDULE 14D-9
                                 (RULE 14D-101)
                     SOLICITATION/RECOMMENDATION STATEMENT
                         UNDER SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            ------------------------

                          DATRON SYSTEMS INCORPORATED
                           (Name of Subject Company)

                          DATRON SYSTEMS INCORPORATED
                      (Name of Person(s) Filing Statement)

                            ------------------------

                      DATRON COMMON STOCK, PAR VALUE $0.01
                         (Title of Class of Securities)

                            ------------------------

                                  2381 73 108
                     (CUSIP Number of Class of Securities)

                            ------------------------

                                 DAVID A. DERBY
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          DATRON SYSTEMS INCORPORATED
                             3030 ENTERPRISE COURT
                            VISTA, CALIFORNIA 92083
                                 (760) 734-5454
                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications
                  on Behalf of the Person(s) Filing Statement)

                                WITH COPIES TO:

           STEPHEN E. NEWTON, ESQ.                         CARL R. SANCHEZ, ESQ.
     HELLER EHRMAN WHITE & MCAULIFFE LLP                 DEYAN P. SPIRIDONOV,
ESQ.
      601 S. FIGUEROA STREET, 40TH FLOOR                     COOLEY GODWARD LLP
        LOS ANGELES, CALIFORNIA 90017                 4365 EXECUTIVE DRIVE,
SUITE 1100
                (213) 689-0200                          SAN DIEGO, CALIFORNIA
92121
                                                               (858) 550-6000

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    This Statement on Schedule 14D-9 is being provided to the stockholders of
Datron Systems Incorporated in connection with the exchange offer being made by The Titan Corporation to holders of Datron's Common Stock. The Exchange Offer is described in Titan's Prospectus and other offering documents accompanying this Statement. The purpose of this Statement, which is required to be prepared under applicable Securities and Exchange Commission rules, is to, among other things, communicate to Datron stockholders their board of director's recommendation with respect to Titan's exchange offer. For the reasons described in this Statement, Datron's board unanimously recommends acceptance of Titan's exchange offer.

ITEM 1. SUBJECT COMPANY INFORMATION

    The name of the subject company is Datron Systems Incorporated, a Delaware corporation ("Datron"). Datron's principal executive offices are located at 3030 Enterprise Court, Vista, California 92083. Datron's telephone number is
(760) 734-5454. Its website address is www.dtsi.com.


    The class of equity securities to which this Statement relates is the common stock, par value $0.01 per share, of Datron (including the associated preferred stock purchase rights, the "Datron Common Stock"). As of July 6, 2001, 2,758,257 shares of Datron Common Stock (the "Shares") were outstanding.


                                       2
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ITEM 8. ADDITIONAL INFORMATION



    This Amendment No. 1 to Schedule 14D-9 (the "Amendment") amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 initially filed by Datron Systems Incorporated, a Delaware corporation ("Datron"), with the Securities and Exchange Commission on July 9, 2001 (the "Schedule 14D-9") relating to the offer by The Titan Corporation, a Delaware corporation ("Titan"), through its wholly-owned subsidiary, Gem Acquisition Corp., a Delaware corporation ("Purchaser"), disclosed in a tender offer statement on Schedule TO, dated July 9, 2001, as amended, (the "Offer").



    The Offer is made pursuant to an Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, among Titan, Datron and Purchaser. Titan has filed a registration statement on From S-4 with the Securities and Exchange Commission, as amended, relating to the Offer and subsequent merger of Purchaser with and into Datron.



    All of the information in the Schedule 14D-9 is hereby incorporated by reference in answers to Items 2 through 8.



    On July 31, 2001, Datron issued a press release announcing its financial results for the quarter ended June 30, 2001. The press release is contained as Exhibit a(35) of this Amendment and the information set forth in the press release is incorporated herein by reference.



    On August 1, 2001, Datron held an investor conference call to discuss the financial results for the quarter ended June 30, 2001. Portions of the script relating to the Offer is contained as Exhibit (a)(36) of this Amendment and information set forth in the portion of the script that is filed as Exhibit
(a)(36) is incorporated herein by reference.


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ITEM 9. MATERIAL TO BE FILED AS EXHIBITS


    The following are exhibits to this Statement:


     EXHIBIT NO.                                DESCRIPTION
---------------------
------------------------------------------------------------
*(a)(1)                 Prospectus dated July 9, 2001 (incorporated herein by
                        reference to the prospectus included in the Registration
                        Statement on Form S-4 of Titan filed on July 9, 2001).

*(a)(2)                 Chairman's Letter to Stockholders of Datron dated July
9,
                        2001.

*(a)(3) Form of Letter of Transmittal (incorporated herein by reference to Exhibit 99.1 to the Registration Statement on
                        Form S-4 of Titan filed on July 9, 2001).

*(a)(4)                 Information Statement pursuant to Section 14(f) of the
                        Exchange Act (included as Schedule I to this Statement).

*(a)(5)                 Opinion of Philpott Ball & Werner to the board of
directors
                        of Datron, dated June 22, 2001 (incorporated herein by
                        reference to Annex C to the prospectus included in the
                        Registration Statement on Form S-4 of Titan filed on
                        July 9, 2001).

*(a)(6)                 Agreement and Plan of Merger and Reorganization, dated
as of
                        June 24, 2001, among Titan, Purchaser and Datron
                        (incorporated herein by reference to Annex A to the
                        prospectus included in the Registration Statement on
Form
                        S-4 of Titan filed on July 9, 2001).

*(a)(7)                 Form of Stockholder Tender Agreement (incorporated
herein by
                        reference to Annex B to the prospectus included in the
                        Registration Statement on Form S-4 of Titan filed on
July 9,
                        2001).

*(a)(8)                 Form of Notice to Guaranteed Delivery (incorporated
herein
                        by reference to Exhibit 99.2 to the Registration
Statement
                        on S-4 of Titan filed on July 9, 2001).

*(a)(9) Form of Letter to Brokers, Dealers, etc. (incorporated herein by reference to Exhibit 99.3 to the Registration
                        Statement on Form S-4 of Titan filed on July 9, 2001).

*(a)(10)                Form of Letter to Clients (incorporated herein by
reference
                        to Exhibit 99.4 to the Registration Statement on Form
S-4 of
                        Titan filed on July 9, 2001).

*(a)(11)                Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9 (incorporated by reference to
                        Exhibit 99.5 to the Registration Statement on Form S-4 of
                        Titan filed on July 9, 2001).

*(a)(12)                Press Release of Datron dated June 25, 2001
(incorporated
                        herein by reference to Datron's Form 425 filed on June
25,
                        2001)

*(a)(13)                Press Release issued by Titan on June 25, 2001
(incorporated
                        herein by reference to Titan's Form 425 filed on June
25,
                        2001).

*(a)(14)                Letter from Duncan Soukup to Datron Board of Directors
dated
                        May 31, 2001, including an attached letter from Frank C.
                        Lanza to C. Duncan Soukup dated May 30, 2001
(incorporated
                        herein by reference to Exhibit 99.15 to Datron's Current
                        Report on Form 8-K filed on June 27, 2001).

*(a)(15)                Letter from Frank C. Lanza to David A. Derby dated June
11,
                        2001 (incorporated herein by reference to Exhibit 99.14
to
                        Datron's Current Report on Form 8-K filed on June 27,
2001).

     EXHIBIT NO.                                DESCRIPTION
---------------------
------------------------------------------------------------
*(a)(16)                Letter from George M. Ball to Frank C. Lanza dated June
13,
                        2001 (incorporated herein by reference to Exhibit 99.13
to
                        Datron's Current Report on Form 8-K filed on June 27,
2001).

*(a)(17)                Letter from Frank C. Lanza to George M. Ball dated June
25,
                        2001 (incorporated herein by reference to Exhibit 99.12
to
                        Datron's Current Report on Form 8-K filed on June 27,
2001).

*(a)(18)                Letter from Victor A. Hebert to Frank Lanza dated June
26,
                        2001 (incorporated herein by reference to Exhibit 99.11
to
                        Datron's Current Report on Form 8-K filed on June 27,
2001).

*(a)(19)                Press Release of Datron dated July 3, 2001 (incorporated
by
                        reference to Datron's Form 425 filed on July 3, 2001).

*(a)(20)                Press Release of Datron dated July 5, 2001 (incorporated
by
                        reference to Datron's Form 425 filed on July 5, 2001).

*(a)(21)                Letter from Frank C. Lanza to David Derby dated June 28,
                        2001 (incorporated herein by reference to Exhibit 99.17 to
                        Datron's Current Report on Form 8-K filed on July 3,
2001).

*(a)(22)                Letter from David A. Derby to Frank C. Lanza dated July
3,
                        2001 (incorporated herein by reference to Exhibit 99.18
to
                        Datron's Current Report on 8-K filed on July 3, 2001).

*(a)(23)                Amended and Restated 1985 Stock Option Plan
(incorporated
                        herein by reference to Exhibit 10.36 to Datron's
                        Registration Statement on Form S-8 filed on April 16,
1993).

*(a)(24)                Datron 1988 Key Employee Stock Purchase Plan
(incorporated
                        herein by reference to Exhibit 10.5 to Datron's
Registration
                        Statement on Form S-8 filed on March 22, 1988).

*(a)(25)                Form of Indemnification Agreement (incorporated herein
by
                        reference to Exhibit 10.18 to Datron's Registration
                        Statement on Form S-1 (File Number 33-33453) filed on
                        February 9, 1990).

(a)(26)                 Datron Employee Stock Purchase Plan (Adopted Effective
                        July 1, 1997) (incorporated herein by reference to Exhibit
                        10.58 to Datron's Annual Report on Form 10-K for the fiscal year ended March 31, 1997).

*(a)(27)                Severance Agreement, dated August 17, 1998, between
Datron
                        and William L. Stephan (incorporated herein by reference
to
                        Exhibit 10.70 to Datron's Annual Report on Form 10-K for
the
                        fiscal year ended March 31, 1999).

*(a)(28)                Amended and Restated 1995 Stock Option Plan
(incorporated
                        herein by reference to Exhibit 10.71 to Datron's
Quarterly
                        Report on Form 10-Q for the quarter ended September 30,
                        1999).

*(a)(29)                Amended and Restated Employment Agreement, dated as of
                        September 7, 1999, between Datron and David A. Derby
                        (incorporated herein by reference to Exhibit 10.72 to Datron's Quarterly Report on Form 10-Q for the quarter ended
                        September 30, 1999).

*(a)(30)                Stockholder Rights Agreement dated as of September 5,
2000
                        (incorporated herein by reference to Exhibit 4.1 to
Datron's
                        Current Report on Form 8-K dated August 30, 2000).

*(a)(31) First Amendment to Rights Agreement adopted by written consent of the board of directors on June 22, 2001.

*(a)(32) Amendment to Datron 1985 Stock Option Plan adopted by written consent of the board of directors on June 22,
2001.

     EXHIBIT NO.                                DESCRIPTION
---------------------
------------------------------------------------------------
*(a)(33)                Amendment to Datron 1995 Stock Option Plan adopted by
                        written consent of the board of directors on June 22,
2001.

*(a)(34)                Amendment to Employee Stock Purchase Plan adopted by
written
                        consent of the board of directors on June 22, 2001.

 (a)(35) Press release issued by Datron Systems Incorporated dated
                        July 31, 2001.

 (a)(36) Portion of the script from the August 1, 2001 investor conference call.


------------------------


*   Previously filed.

                                   SIGNATURE


    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.



August 1, 2001                                         DATRON SYSTEMS
INCORPORATED

                                                       By:
                                                            /s/ David A. Derby
                                                            David A. Derby
                                                            CHAIRMAN, PRESIDENT
AND
                                                            CHIEF EXECUTIVE
OFFICER


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